CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2005, in the Registration Statement (Form S-1) and the related Prospectus of Torrent Energy Corporation for the registration of 16,299,000 shares of its common stock.

/s/ Ernst & Young LLP
Vancouver, British Columbia, Canada	Chartered Accountants

December 20, 2006